Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

Effective July 1, 2010

M. Bryan Gibson

10310 Carnegie Club Drive

Collierville, TN 38017

Dear Bryan:

The Board of Directors (the “Board”) of Rural/Metro Corporation (“Rural/Metro”) believes that it is in the best interests of Rural/Metro and its shareholders to take appropriate steps to allay any concerns you (sometimes referred to herein as “Executive”) may have about your future employment opportunities with Rural/Metro. As a result, the Board has decided to offer to you the benefits described below.

1. Term of Agreement.

This agreement (“Agreement”) is effective on the date set forth above and will continue in effect as long as you are a senior executive officer of Rural/Metro, unless you and Rural/Metro agree in writing to its termination.

2. Severance Payment.

If your employment with Rural/Metro is terminated without “Cause” (as defined in Section 7) at any time within two years following a “Change of Control” (as defined in Section 5), you will receive the “Severance Payment” described below. You will also receive the Severance Payment if you terminate your employment for “Good Reason” (as defined in Section 6) at any time within two years following a Change of Control.

The Severance Payment equals the sum of (i) two times the higher of (x) your annual base salary on the date of termination of your employment, or (y) your annual base salary on the date preceding the Change of Control, and (ii) two times the higher of (x) your average annual incentive compensation paid pursuant to Rural/Metro’s Management Incentive Plan or any successor incentive compensation program maintained by Rural/Metro from time to time from time to time (the “MIP”) for the two years prior to termination of your employment or (y) your annual incentive compensation pursuant to the MIP for the two years preceding the year in which the Change of Control occurred. Notwithstanding the above, if any portion of the Severance Payment would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount of the Severance Payment shall be reduced to the maximum amount that could be paid to Executive without any portion of the Severance Payment or any other benefit to Executive under this Agreement constituting an “excess parachute payment”, but only if such reduction would provide a more favorable result in after tax benefit to the Executive (i.e., because the after tax proceeds to Executive of the reduced Severance Payment and other benefits under this Agreement would exceed the after tax proceeds to the Executive of the Severance Payment and other benefits under this Agreement in the absence of any reduction, taking into account any excess taxes that would be imposed on the Executive pursuant to Section 4999 of the Code with respect to any “excess parachute payments”).

The Severance Payment will be paid in one lump sum on the 60th day following termination of your employment; provided that you have signed the release (explained in more detail below) and the revocation period has expired and provided further if you are a “specified employee” (as defined in Code Section 409A) and the payment does not comply with any exception to Code Section 409A, the above payment will be paid to you in one lump sum on the first day of the seventh month following the date of your “Separation from Service” (as defined in the employment agreement between Rural/Metro and you effective July 1, 2010 (the “Employment Agreement”)) along with accrued interest at the rate of interest announced by Rural/Metro’s principal bank from time to time as its prime rate (the “Prime Rate”) from the date that payments to you should have been made under this Agreement.

You are not entitled to receive the Severance Payment if your employment is terminated for Cause, if you terminate your employment without Good Reason, or if your employment is terminated by reason of your “Disability” (as defined in Section 8(d)) or your death (unless death or Disability occurs after a “Notice of Termination” (as defined in Section 8)). In addition, you are not entitled to receive the Severance Payment if your employment is terminated by you or Rural/Metro for any or no reason more than two years after a Change of Control has occurred.

Notwithstanding anything in this Agreement to the contrary, in order to receive the Severance Payment described in this Section 2, you must execute (and not revoke) a legal release (“Release Agreement”), in the form and substance reasonably requested by Rural/Metro, in which you release Rural/Metro, its “Affiliates” (as defined in the Employment Agreement), directors, officers, employees, agents and others affiliated with Rural/Metro from any and all claims, including claims relating to your employment with Rural/Metro and the termination of your employment. Rural/Metro shall provide you with the Release Agreement within five days following your termination of employment (or “Separation from Service” if you are a “Specified Employee”). The Release Agreement must be executed and returned to Rural/Metro within the 21 or 45 day (as applicable) period described in the Release Agreement and you must not revoke it within the 7-day revocation period described in the Release Agreement.

The Severance Payment will be paid to you without regard to whether you look for or obtain alternative employment following termination of your employment with Rural/Metro.

3. Benefits Continuation.

If you are entitled to severance under Section 2, you will continue to receive life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to termination of your employment for a period of 24 months following termination of your employment. Such benefits shall be provided on substantially the same terms and conditions as they were provided prior to the Change of Control, provided that, if coverage for such benefits is not available under the plans of the Company, the Company shall pay you an amount in cash equal to the cost of your obtaining such alternative coverage. Such cash payout shall be made within 60 days of your termination of employment

Benefits otherwise receivable pursuant to this Section also shall be reduced or eliminated if and to the extent that you receive comparable benefits from any other source (for example, another employer); provided, however, you shall have no obligation to seek, solicit or accept employment from another employer in order to receive such benefits.

4. Stock Appreciation Rights and Restricted Stock Units Acceleration.

If you are entitled to receive the Severance Payment under Section 2, any stock appreciation rights, restricted stock units and other equity-based awards granted to you shall accelerate and become vested without further action and, to the extent permitted under the plan’s governing documents, you shall have a period of one year from the date of termination (or, if shorter, the earlier of the original expiration of the exercise term or 10 years from the date of grant) to exercise stock appreciation rights or other awards with an exercise provision. In addition, all restrictions on awards granted shall lapse. The foregoing shall not limit the acceleration of vesting, if any, provided pursuant to any applicable plan or grant documents in respect of any equity award, and any conflict or inconsistency between the language of this Section 4 and any other such document shall be resolved so as to provide the greater benefit to you.

5. Change of Control Defined.

For purposes of this Agreement, the term “Change of Control” shall mean and include the following transactions or situations:

(a) The acquisition of beneficial ownership, directly or indirectly, of securities having 30% or more of the combined voting power of Rural/Metro’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For purposes of this Section, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”)). For purposes of this Section, the term “Unrelated Person” shall mean and include any Person other than Rural/Metro, a subsidiary of Rural/Metro or an employee benefit plan of Rural/Metro.

(b) A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of Rural/Metro to an Unrelated Person or Unrelated Persons acting in concert with one another.

(c) Any consolidation or merger of Rural/Metro with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of Rural/Metro immediately prior to the consolidation or merger are the Beneficial Owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

(d) A change during any period of two consecutive years of a majority of the members of the Board for any reason, unless the election, or the nomination for election by Rural/Metro’s shareholders, of each director was approved by the vote of a majority of the directors then still in office who were directors at the beginning of the period.

6. Good Reason Defined.

For purposes of this Agreement, the term “Good Reason” shall be defined as (a) any circumstance constituting Good Reason as defined by reference to the Employment Agreement; (b) the failure of Rural/Metro to cause any successor to expressly assume and agree to perform this Agreement pursuant to Section 9 hereof; and (c) any purported termination by Rural/Metro of your employment that is not effected by a Notice of Termination pursuant to Section 8 below or for grounds not constituting Cause.

7. Cause Defined.

For purposes of this Agreement, the term “Cause” will be defined by reference to the Employment Agreement.

8. Termination Notice And Procedure.

Any termination by Rural/Metro or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by Rural/Metro and to Rural/Metro if such Notice of Termination is delivered by you, all in accordance with the following procedures:

(a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

(b) Any Notice of Termination by Rural/Metro shall be in writing signed by the Chairman of the Compensation Committee (the “Committee”) of the Board specifying in detail the basis for such termination.

(c) If Rural/Metro shall furnish a Notice of Termination for Cause and you in good faith notify Rural/Metro that a dispute exists concerning such termination within the 30-day period following your receipt of such notice, you may elect to continue your employment (or you may be placed on paid administrative leave, at Rural/Metro’s option), during such dispute. If it is thereafter determined that (i) Cause did exist, your “Termination Date” shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 15, or (B) the date of your death; or (ii) Cause did not exist, your employment shall continue as if Rural/Metro had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice. A determination of Cause shall be made by a majority of the members of the Board only after the Executive and his counsel, if any, have been given an opportunity to meet with the Board in advance of the Board’s vote on the matter; provided that, such determination of Cause shall be subject to the dispute resolution process described in Section 15.

(d) If Rural/Metro shall furnish a Notice of Termination by reason of Disability and you in good faith notify Rural/Metro that a dispute exists concerning such termination within the 30-day period following your receipt of such notice, you may elect to continue your employment during such dispute (or you may be placed on paid administrative leave, at Rural/Metro’s option). The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by Rural/Metro, provided, however, that if you do not accept the opinion of the licensed physician selected by Rural/Metro, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if Rural/Metro does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Rural/Metro and you, respectively. If it is thereafter determined that (i) a Disability did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is resolved, or (B) the date of your death, or (ii) a Disability did not exist, your employment shall continue as if Rural/Metro had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice. For purposes of this Agreement, “Disability” shall mean that Executive is deemed unable to perform the essential functions of Executive’s position due to physical or mental illness, injury or other medical condition for a period of not less than six full months in any 12-month period.

(e) If you in good faith furnish a Notice of Termination for Good Reason and Rural/Metro notifies you that a dispute exists concerning the termination within the 30-day period following Rural/Metro’s receipt of such notice, you may elect to continue your employment (or you may be placed on paid administrative leave, at Rural/Metro’s option), during such dispute. If it is thereafter determined that (i) Good Reason did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 15, (B) the date of your death, or (C) one day prior to the second anniversary of a Change of Control, and your payments hereunder shall reflect events occurring after you delivered the Notice of Termination; or (ii) Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason. Rural/Metro shall be given an opportunity to cure the event causing Good Reason within the 15-day period following Executive’s Notice of Termination for Good Reason.

(f) If you do not elect to continue employment pending resolution of a dispute regarding a Notice of Termination, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by you, you shall be deemed to have voluntarily terminated your employment other than for Good Reason and if delivered by Rural/Metro, Rural/Metro will be deemed to have terminated you other than by reason of Disability or with Cause.

9. Successors.

Rural/Metro will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Rural/Metro or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Rural/Metro or any subsidiary would be required to perform it if no such succession had taken place. Failure of Rural/Metro to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement by Rural/Metro. As used in this Agreement, “Rural/Metro” shall mean Rural/Metro, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10. Binding Agreement.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

11. Notice.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid addressed as shown in the Employment Agreement, provided that all notices to Rural/Metro shall be directed to the attention of the Chairman of the Committee with a copy to the Secretary of Rural/Metro, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

12. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles. All references to sections of the law or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of Rural/Metro that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

13. Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Alternative Dispute Resolution.

All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein (such as in Section 8), be resolved in accordance with the arbitration and mediation provisions included in your Employment Agreement.

16. Expenses and Interest.

If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the prevailing party shall recover any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained calculated at the Prime Rate from the date that payments were or should have been made under this Agreement.

17. Payment Obligations Absolute.

Rural/Metro’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances. All amounts payable by Rural/Metro in accordance with this Agreement shall be paid without notice or demand. If Rural/Metro has paid you more than the amount to which you are entitled under this Agreement, Rural/Metro shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

18. Effect on Employment Agreement.

This Agreement supplements, and does not replace, your Employment Agreement. If there is any conflict between the provisions of this Agreement and your Employment Agreement, such conflict shall be resolved so as to provide the greater benefit to you. However, Rural/Metro does not intend to provide duplicative payments, severance or benefits with any that may be provided pursuant to the Employment Agreement or under any employee severance plan to the extent such a plan exists or is subsequently implemented by Rural/Metro. As a result, benefits otherwise receivable pursuant to this Agreement shall be reduced or eliminated if and to the extent that you receive severance, benefits pursuant to the Employment Agreement, including, but not limited to, payments or benefits pursuant to Section 9 of the Employment Agreement, or pursuant to an employee severance plan; provided that, in no event shall this provision affect or negate the accelerated vesting of equity awards described in Section 4.

19. Entire Agreement.

This Agreement, the Employment Agreement and any agreements concerning equity compensation or other benefits, set forth the entire agreement between you and Rural/Metro concerning the subject matter discussed in this Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether written or oral, by any officer, employee or representative of Rural/Metro. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled. References herein to the Employment Agreement (including the definition of various terms) shall mean the Employment Agreement as it may be amended from time to time; if no written Employment Agreement is in effect at the time of your termination of employment, any such defined term shall be given the meaning ascribed to it in the last written Employment Agreement that was in effect between you and Rural/Metro that included a definition of such term.

20. Deferral of Payments.

To the extent that any payment under this Agreement, when combined with all other payments received during the year that are subject to the limitations on deductibility under Code Section 162(m), exceeds the limitations on deductibility under Code Section 162(m), such payment will be delayed until the first year in which it is deductible.

21. Parties.

This Agreement is an agreement between you and Rural/Metro and all successors and assigns of Rural/Metro. In certain cases, though, obligations imposed upon Rural/Metro may be satisfied by a subsidiary of Rural/Metro. Any payment made or action taken by a subsidiary of Rural/Metro shall be considered to be a payment made or action taken by Rural/Metro for purposes of determining whether Rural/Metro has satisfied its obligations under this Agreement.

22. 409A Interpretation.

The parties intend for payments under this Agreement to be exempt from the requirements of Code Section 409A. Notwithstanding anything herein to the contrary, in the even that Executive is determined to be a specified employee within the meaning set forth in Code Section 409A(a)(2)(B)(i) or any successor provision and the Treasury Regulations issued thereunder, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid the imposition of the additional tax under Code Section 409A.

If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

RURAL/METRO CORPORATION

By:	/s/ Michael P. DiMino
Michael P. DiMino
President and Chief Executive Officer

ACCEPTANCE

I hereby accept the offer to participate in this special benefits program and I agree to be bound by all of the provisions noted above.

M. BRYAN GIBSON

/s/ M. Bryan Gibson